Exhibit 10.1

                        TRANSBOTICS SECURES SERVICE ORDER
                           IN THE AUTOMOTIVE INDUSTRY

CHARLOTTE, N.C.--June 24, 2005--Transbotics Corporation, (OTCBB:TNSB) (www.transbotics.com), announced it has received an order from an existing customer in the automotive industry to service a previously installed Automatic Guided Vehicle (AGV) system. The order for a full year of on-site customer support totals approximately $480,000.

The work is to be performed by Transbotics' Detroit office, which initially opened in 2000 and has increased its size and scope since its inception. This branch started as a base for support and preventative maintenance of Laser Guided Vehicles (LGV) and automated trailers used for transportation of parts for the automotive industry. Today the branch has expanded beyond its original size in order to support the increased amount of preventative maintenance contracts, new system installations, onsite support contracts, and to build and retrofit automatic systems for the loading and unloading of trailers.

The Detroit team is strategically located to provide quicker customer support throughout the Midwest and Canada. These qualified and experienced employees at this office, makes turnaround for maintenance and service calls prompt and efficient said Claude Imbleau, President of Transbotics.

For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs). The Company is a North American Automation solutions integrator that manufactures, installs and supports various automation technology including: AGVs, robotics, batteries, chargers, motors and other related products.

Transbotics provides its Tailor Made automation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.

This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.


Contact:
Claude Imbleau
President & CEO
(704) 362-1115 (x 200)

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